AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”), is effective as of May 1, 2023, between ENTREPRENEURSHARES SERIES TRUST, a Delaware Statutory Trust (the “Trust”), and CAPITAL IMPACT ADVISORS, LLC, a Delaware Limited Liability Company (the “Advisor”).

W I T N E S S E T H :

WHEREAS, the Trust is currently registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company currently consisting of four series, including the ERShares Entrepreneurs ETF (the “Fund”);

WHEREAS, the Trust desires to retain the Advisor, which is an investment Advisor registered under the Act, as the investment advisor for the Fund;

WHEREAS, the Trust and the Adviser agreed to amend and restate the most-recently amended and restated Investment Advisory Agreement (which was amended and restated to reflected the new name of the Fund), dated as of September 17, 2019.

NOW, THEREFORE, the Trust and the Advisor do mutually promise and agree as follows:

1. Employment. The Trust hereby employs the Advisor to manage the investment and reinvestment of the assets of the Fund and to administer its business and administrative operations, subject to the direction of the Board of Trustees of the Trust (the “Board of Trustees”) and the officers of the Trust, for the period and on the terms set forth in this Agreement. The Advisor hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

2. Authority of the Advisor. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. However, one or more shareholders, officers, directors or employees of the Advisor may serve as trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as amended, restated or supplemented, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the affairs of the Fund.

3. Obligations of and Services to be Provided by the Advisor. The Advisor undertakes to provide the services hereinafter set forth and to assume the following obligations:

A. Management and Administrative Services.

1. The Advisor shall furnish to the Trust adequate office space, which may be space within the offices of the Advisor or in such other place as may be agreed upon from time to time, and all office furnishings, facilities and equipment as may be reasonably required for performing services relating to advisory, research, asset allocation, portfolio manager selection and evaluation activities and otherwise managing and administering the business and operations of the Fund.

2. The Advisor shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in sub-paragraph 3(A)(1) and shall bear the expense of providing such services, except as provided in Section 4 of this Agreement. The Advisor shall also compensate all officers and employees of the Trust who are officers or employees of the Advisor and its affiliated companies.

B. Investment Management Services.

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1. The Advisor shall, subject to and in accordance with the investment objective and policies of the Fund and any directions which the Board of Trustees may issue to the Advisor, have overall responsibility for the general management and investment of the assets and securities portfolios of the Fund.

2. The Advisor shall develop overall investment programs and strategies for the Fund, or segments thereof, shall revise such programs as necessary, and shall monitor and report periodically to the Board of Trustees concerning the implementation of the programs. The Advisor shall research and evaluate Portfolio Managers and shall advise the Board of Trustees of the Trust of the Portfolio Managers which the Advisor believes are best-suited to invest the assets of the Fund; shall monitor and evaluate the investment performance of each Portfolio Manager; shall determine the portion of the Fund’s assets to be managed by each Portfolio Manager; shall recommend changes or additions of Portfolio Managers when appropriate; and shall coordinate the investment activities of the Portfolio Managers.

3. The Advisor shall be solely responsible for paying the fees of each Portfolio Manager.

4. The Advisor shall render to the Board of Trustees such periodic reports concerning the business and investments of the Fund as the Board of Trustees shall reasonably request.

C. Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

The Advisor will make available and provide financial, accounting and statistical information required by the Fund for the preparation of registration statements, reports and other documents required by federal and state securities and tax laws, and with such information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Fund’s shares.

D. Provision of Personnel.

The Advisor shall make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Trust and its investment activities.

4. Expenses. The Advisor shall pay all of its expenses arising from the performance of its obligations under this Agreement and shall pay any salaries, fees and expenses of the Trustees and any officers of the Trust who are employees of the Advisor. Except as otherwise provided herein, the Advisor shall not be required to pay any other expenses of the Trust, including, but not limited to direct charges relating to the purchase and sale of Fund securities, interest charges, short selling costs, fees and expenses of independent attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports and notices to shareholders, expenses of data processing and related services, shareholder recordkeeping and shareholder account service, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of printing and distributing Prospectuses, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of Trustees who are not employees of the Advisor or its affiliates, membership dues in the investment company trade association, insurance premiums and extraordinary expenses such as litigation expenses.

5. Compensation of the Advisor. As compensation for services performed and the facilities and personnel provided by the Advisor under this Agreement, the Fund will pay to the Advisor a fee, accrued daily and payable monthly on the average daily net assets in the Fund, with the fee equal to 1/12 of 0.75% of the average daily net assets of the Fund. The fee is structured as a “unified fee,” out of which the Adviser pays all of the ordinary operating expenses of the

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Fund, except for the fee payment under this Agreement; payments under any 12b-1 plan; taxes and other governmental fees; brokerage fees, commissions and other transaction expenses; interest and other costs of borrowing, including short selling; litigation or arbitration expenses; acquired fund fees and expenses; and extraordinary or other non-routine expenses of the Fund; each of which is paid by the Fund.

Upon any termination of this Agreement on a day other than the last day of the month, the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.

6. Ownership of Shares of the Fund. The Advisor shall not take an ownership position in the Fund, and shall not permit any of its shareholders, officers, directors or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase or in connection with the initial capitalization of the Fund.

7. Exclusivity. The services of the Advisor to the Fund hereunder are not to be deemed exclusive and the Advisor shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.

8. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

9. Brokerage Commissions. The Advisor, subject to the control and direction of the Board of Trustees, and any Portfolio Managers, subject to the control and direction of the Board of Trustees and the Advisor, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for the Fund and for the selection of the markets on or in which the transactions will be executed. The Advisor or the Portfolio Managers may cause the Fund to pay a broker dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Advisor or the Portfolio Managers a commission for effecting a securities transaction in excess of the amount another broker dealer would have charged for effecting such transaction, if the Advisor or the Portfolio Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The Advisor shall provide such reports as the Board of Trustees may reasonably request with respect to each Fund’s total brokerage and the manner in which that brokerage was allocated.

10. Code of Ethics. The Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption. Upon the written request of the Trust, the Advisor shall permit the Trust to examine the reports required to be made by the Advisor pursuant to Rule 17j-1(c)(1).

11. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Trustees in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

12. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) days’ written notice to the Advisor. This Agreement may be terminated by the Advisor at any time upon the giving of sixty (60) days’ written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, the Agreement shall remain in effect for an initial period of two years, and thereafter shall remain in effect indefinitely, but only so long as the continuance after such initial period is specifically approved annually by (i) the Board of

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Trustees or by the vote of the majority of the outstanding voting securities of the Trust, as defined in the Act, and (ii) the Board of Trustees in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) days thereafter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

CAPITAL IMPACT ADVISORS, LLC

By:           /s/____________

Joel Shulman, Managing Director

ENTREPRENEURSHARES SERIES TRUST

By:          /s/____________

Joel Shulman, President

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